Exhibit 99.1

www.dachenglaw.com 北京市东直门南大街3号国华投资大厦12/15 层（100007） 12/F-15/F, Guohua Plaza, 3 Dongzhimennan Avenue, Beijing 100007, China Tel: 8610-58137799

To: China Commercial Credit, Inc.

From: Dacheng Law Offices

【Closing Date】, 2013

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this Legal Opinion (the “Opinion”) based on the PRC Laws.

We have acted as the PRC legal counsel for China Commercial Credit, Inc. a Delaware corporation (“CCC”, “Company”), Wujiang Luxiang Information Technology Consulting Co., Ltd., a PRC company (“WFOE”) , and Wujiang Luxiang Rural Microcredit Co., Ltd., a domestic company incorporated under the PRC Laws  (“WLRM”), in connection with the offering of shares of the Company’s common stock (the “Common Stock”) by the Company (the “Offering”) on a registration statement on Form S-1, including all amendments and supplement thereto (the “S-1”).

In this capacity, we have studied the relevant PRC Laws (as defined below) and examined the originals or certified copies or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, licenses, certificates issued by the relevant government departments of the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination of these documents, we have assumed, that

(a) all documents submitted to us as copies conform to their originals and all documents submitted to us as originals are authentic;

(b) all signatures, seals and chops on such documents are genuine; and

(c) all facts and information stated or given in such documents other than legal conclusions are true and correct.

For the purpose of this legal opinion, we have also relied on factual representations and confirmations made by the Company with respect to the business currently conducted thereby.

This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC. Based on and subject to the foregoing, we are of the opinion that:

The following terms as used in this opinion are defined as follows:

(a) “Governmental Agencies” mean any court, competent government authorities or regulatory bodies or any stock exchange authorities of the PRC;
(b) “Governmental Authorizations” mean all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws and/or the competent Governmental Agencies;
(c) “Material Adverse Effect” means any material adverse change, in or affecting the general affairs, management, business, properties, financial position, shareholders’ equity, results of operation, or prospects of the Company, WFOE and WLRM taken as a whole;
(d) “PRC Laws” mean all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

Based on the foregoing, we are of the opinion that:

1.
WFOE has been duly incorporated;  all  of  the  equity  interests  of  WFOE  are  owned  by CCC International Investment Holding Limited, a Hong Kong company, which is owned by CCC International Investment Limited, a BVI company and wholly owned subsidiary of the Company. After due and reasonable inquiries, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. The Articles of Association of WFOE comply with the requirements of applicable PRC Laws and are in full force and effect. WFOE obtained its business license on September 26th 2012 which states that its registered capital is USD 10 million. According to PRC Laws, 15% of the US$ 10 million registered capital is required to be contributed within three months and the remainder be contributed within two years after the business license is granted, i.e., the shareholder of WFOE shall contribute USD 1.5 million prior to December 25th, 2012. The Company has not made such contribution as of the date of this Opinion. Based on our oral inquiries with the local Commission of Commerce of Wujiang, we were told that the competent authority would refrain from taking specific administrative measures against us until June 30, 2013. Further extension may be approved in the event this Offering is not consummated by then.

2.
WLRM has been duly incorporated and validly exists as a domestic enterprise with limited liability applicable under the PRC Laws and its business license is in full force and effect. According to Opinions of the General Office of the People’s Government of Jiangsu Province on Carrying out the Pilot Work of Rural Microfinance Organizations (Trial Implementation) (“Jiangsu Document No. 142”), the number of shareholders shall not exceed 10. Guidance on Microcredit company Pilot (Yin Jian Fa [2008]23) (the “Circular 23”) issued by PBRC and the PBOC on May 4, 2008 and effective on May 4, 2008 require the number of shareholders of a microcredit company with limited liability by stock shall not exceed 200.  Since Circular 23 is issued later than Jiangsu Document No. 142, we  believe the regulation set forth in Circular 23 shall prevail.  In addition, the establishment of WLRM is approved by Finance Office of Jiangsu province which is the governing authority of the micro‐credit companies.

3.
All  of  the  equity  interests  of  WLRM  are  owned  by Mr Qin Huichun, Xin Shen Group Co. Ltd., Su Zhou Ding Li Real Estate Co. Ltd., Wu Jiang Sanlian Dyeing Co. Ltd., Viva Group Co. Ltd., Tong Ding Group Co. Ltd., Wu Jiang Hui Xin weaving Co. Ltd., Yong Ding Group Co. Ltd., Heng Tong Group Co. Ltd., Hao Yun Lai Group Co. Ltd., Eastern Hengxin Capital Holding Group Co. Ltd., and Jiang Su Kelin Group Co. Ltd., (collectively, the “WLRM Shareholders”). After due and reasonable inquiries, such equity interests, other than the pledge by the WLRM Shareholders to WFOE pursuant to the Share Pledge Agreement dated September 26, 2012 among the WLRM Shareholders, WFOE and WLRM, are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All the required amount of the registered capital of WLRM has been paid in accordance with the relevant PRC Laws and WLRM’s Articles of Association. The Articles of Association of WLRM comply with the requirements of applicable PRC Laws and are in full force and effect.

4.
The ownership structure of WFOE complies with current PRC Laws. The transactions conducted in the PRC involving WFOE relating to the establishment of such ownership structure complies with current PRC Laws. After due and reasonable inquires, WFOE’s business and operations comply in all material respects with the PRC Laws and no further consent, approval or license other than those already obtained is required under the existing PRC Laws for its ownership structure, businesses and operations.

5.
WFOE, WLRM and WLRM Shareholders entered into Exclusive Business Cooperation Agreement, Share Pledge Agreement, Exclusive Option Agreement Power of Attorney and Timely Reporting Agreement dated September 26, 2012 (the “VIE Agreements”).  Each of the VIE Agreements has been duly authorized, executed and delivered by WFOE, WLRM and each WLRM Shareholder, and all required Government Authorizations in respect of the VIE Agreements to ensure the legality and enforceability in evidence of each of the VIE Agreements in the PRC have been duly obtained and is legal, valid and enforceable and each of WFOE, WLRM and each WLRM Shareholder has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of WFOE, WLRM and each WLRM Shareholder has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such VIE Agreements; each of the VIE Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the PRC Laws. No further Governmental Authorizations are required under the PRC Laws in connection with the VIE Agreements or the performance of the terms thereof, provided, however, any exercise by the WFOE of its rights under the relevant Exclusive Option Agreements will be subject to any appraised or restrictions required by PRC laws.. The execution, delivery and performance of each of the VIE Agreements by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (A) result in any violation of the business license, articles of association, other constituent documents (if any) or Government Authorizations of WFOE, WLRM, or to the WLRM Shareholders; (B) result in any violation of, or penalty under, any PRC Laws; or (C) to the best of our knowledge after due and reasonable inquiry, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which any of WFOE, WLRM or the WLRM Shareholders is a party or by which any of them is bound or to which any of their properties or assets is subject. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

6.
WFOE and WLRM Shareholders will enter into a loan agreement (the “Loan Agreement”), the form of which has been agreed in substance by WFOE and WLRM Shareholders, prior to consummation of this Offering to lend entire amount of the proceeds it receives from this Offering to the WLRM Shareholders. According to the Loan Agreement, the WLRM Shareholders will be obligated to contribute such proceeds to WLRM to increase the registered capital of WLRM.   Once properly executed by the parties, the Loan Agreement will be legally valid and enforceable under PRC Laws, and constitute valid and legally binding agreement on the parties. No consent, approval or license other than those already obtained will be  required  under  the  existing  PRC  Laws  for  its contractual relationship with WFOE,  businesses  and operations. Each of WLRM and WFOE has valid leasehold interest in all lands and buildings used by it; and all of the leases of WLRM and WFOE used in relation to the business of WLRM and WFOE and under which WLRM and WFOE hold properties are in full force and effect. After due inquiry, each of WLRM and WFOE have no notice of any material claim of any sort that has been asserted by anyone adverse to its rights under any of the leases mentioned above, or affecting or questioning the rights of each of WLRM and WFOE to the continued possession of the premises held under any such lease.

7.
Each of WFOE and WLRM has full corporate right, power and authority, and has obtained all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner as described in the S-1; such Government Authorizations are in full force and effect; after due and reasonable inquiries, neither WFOE nor WLRM has received any notification or warnings relating to, and does not have any reason to believe that any Governmental Agencies is considering, the modification, suspension or revocation of any such Governmental Authorizations and each of WFOE and WLRM is in compliance with the provisions of all such Governmental Authorizations in all material respects.

8.
There are no restrictions or limitations under PRC Laws on the ability of WFOE to declare and pay dividends to its shareholder, nor any restriction or limitation (including any Government Authorizations from any Governmental Agencies) on the ability of WFOE to convert such dividends into foreign currencies and remit such dividends out of the PRC to its shareholder, subject to the validity of Circular 75 (as defined below) registrations obtained on November 28, 2012, payment of applicable taxes and the contribution to a reserve fund, employee bonus and welfare fund under PRC Laws.

9.
After due inquiry, neither WLRM or WFOE (i) has any direct or indirect subsidiaries or participations in joint ventures or other entities; (ii) owns, directly or indirectly, any equity or voting interest in any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Agencies; or (iii) is obligated to make or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty,  commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. There are no outstanding rights, warrants or options to acquire, nor instruments convertible into or exchangeable for, nor any agreements of other obligation to issue or other rights to convert any obligation into, any equity interest in WFOE.

10.	After due inquiry, there is no outstanding guarantee of WFOE and WLRM in respect of indebtedness of third parties except as disclosed in the prospectus of the Offering.
11.
After due inquiry,  no  labor  dispute  or  complaint  involving  the  employees  of  WFOE or WLRM,  exists  or  is imminent or threatened, except the dispute or complaint which would not, individually or in the aggregate, have a Material Adverse Effect. Each of WFOE and WLRM has complied in all material respects with all employment, labor and similar laws applicable to it and has made welfare contributions for its employees as required under PRC Laws. The labor contracts or employment agreements entered by WFOE and by WLRM with their respective employees are in compliance with PRC Law.

12.
After due inquiry, neither WFOE nor WLRM is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by WFOE or by WLRM of any applicable PRC tax law or regulation except being disclosed in the S-1. Neither WLRM nor WFOE will have any material PRC tax liability as a consequence of the Offering that has not been disclosed in S-1.

13.
After due inquiry, each of WFOE and WLRM owns or otherwise has the legal right to use, or can acquire on reasonable terms, the intellectual property (“Intellectual Property”) as currently used or as currently contemplated to be used by it, in each case.

14.
After due inquiry, neither the Company nor WFOE or WLRM is infringing, misappropriating or violating any intellectual property right of any third party in the PRC, and no Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property, and neither the Company nor WFOE or WLRM has received any notice of any claim of infringement or conflict with any such rights of others, except where such conflict, claim or infringement would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

15.
After due inquiry, there are no civil, administrative, or governmental proceedings in progress or pending in the PRC to which the Company, or WFOE or WLRM is a party or of which any property of WFOE or WLRM is the subject other than those disclosed in the S-1.

16.
On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission ("CSRC"), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the " M&A Rule"), which became effective on September 8, 2006. The M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, because (1) the Company established the WFOE as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic enterprise” as such term is defined under the M&A Rule, and (2) no provision in the M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the M&A Rule, neither CSRC approval nor any other Governmental Authorization is required in the context of the Offering. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

17.
Per our understanding of Chinese laws and regulations, the 16 individuals who are or represent the ultimate owners of the WLRM Shareholder who are natural persons and PRC residents are subject to the registration obligation required under the Notice on Issues Relating to Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Circular 75”) issued on October 21, 2005 by SAFE. The 16 individuals have completed the registration as of November 28, 2012.

18.
After due inquiry, (a) WFOE and WLRM are in compliance with any and all applicable environmental laws in the PRC; (b) there are no administrative, regulatory or judicial actions, demands, letters, claims, warnings, or notices of non compliance or violation, investigation or proceedings relating to any environmental laws against WFOE or WLRM, (c) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remedial measures, or an action, suit or proceeding by any private party or Governmental Agencies, against or affecting WFOE or WLRM relating to hazardous materials or any environmental matters or any environmental laws, and (d) WFOE and WLRM have received all permits, licenses or other approval required of it under applicable environmental laws to conduct its businesses and WFOE and WLRM are in compliance with all terms and conditions of any such permit, license or approval.

19.
17. After due inquiry, neither WFOE nor WLRM is (A) in breach of or in default under any laws, regulations, rules, orders, decrees, guidelines or notices of the PRC, (B) in breach of or in default under any Governmental Authorizations granted by any Governmental Agencies in the PRC, (C) in violation of their respective Articles of Association, business licenses or permits or (D) in breach or violation of, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument known to us and governed by PRC laws to which it is a party or by which it or any of its properties may be bound, except where such default would not have a Material Adverse Effect.

20.
Neither WFOE nor WLRM has taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

21.
The statements set forth in the Prospectus under “Risk Factors” and “Applicable Government Regulations” insofar as such statements constitute summaries or interpretations of the PRC laws and regulations, fairly and accurately summarize or interpret the PRC laws and regulations referred to therein in all material aspects and nothing which would make misleading in any material respect has been omitted from such statements in relation to PRC laws.

This legal opinion is intended to be used in the context and delivered to you only, which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

Yours faithfully,
Dacheng Law Offices